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                                                                       Exhibit 5

                               September 1, 1998

Saliva Diagnostic Systems, Inc.
11719 NE 95th Street
Vancouver, WA  98682

Ladies and Gentlemen:

         We have acted as counsel to Saliva Diagnostic Systems, Inc. (the "Company") in connection with the registration by the Company of up to 1,879,251 shares of the Company's common stock, par value $.01 per share (the "Shares"), including (i) 1,804,251 shares which have been issued upon the conversion of 1,500 shares of the Company's 1998-A Convertible Preferred Stock, par value $.01 per share (the "1998-A Preferred Stock"), and (ii) 75,000 shares which may be issued upon the exercise of warrants granted in connection with the private placement of the 1998-A Preferred Stock (the "Warrants"). A Registration Statement on Form SB-2 covering the Shares (Registration No. 333-46961), has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

         In rendering the following opinion, we have assumed the genuineness of all signatures on al documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificate for the Shares conforms to the specimen thereof examined by us and has been duly registered and countersigned by the Company's transfer agent, assumptions which we are not independently verifying by inspection.

         Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized and, as issued or when issued upon conversion of the Warrants in accordance with their terms, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement on Form SB-2 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof.

                             Very truly yours,

                             /s/ Bryan Cave LLP
                             Bryan Cave LLP